Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results, Updates Financial Guidance

TEANECK, N.J., February 4, 2026 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its second quarter ended December 31, 2025, and its updated financial guidance for the year ending June 30, 2026.

Highlights for the three months ended December 31, 2025 (compared to the three months ended December 31, 2024):

-Net sales of $373.9 million, an increase of $64.6 million, or 21%
-Net income of $27.5 million, an increase of $24.3 million
-Diluted earnings per share of $0.67, an increase of $0.59
-Adjusted EBITDA of $68.1 million, an increase of $19.9 million, or 41%
-Adjusted net income of $35.7 million, an increase of $13.5 million, or 60%
-Adjusted diluted EPS of $0.87, an increase of $0.32, or 58%

We have raised our fiscal year 2026 guidance, which includes:

-Net sales of $1.45 billion to $1.50 billion
-Adjusted EBITDA of $245 million to $255 million

COMMENTARY

“This was a strong quarter for us, and I’m really proud of how our teams are executing around the world,” stated Jack Bendheim, President and Chief Executive Officer. “We’re seeing faster than expected uptake of our newly integrated MFA portfolio, which is already giving our results a real lift. At the same time, our nutritional specialty and vaccine offerings continue to deliver strong, sustained growth across key markets. With this momentum and the progress we’re making across the business, we feel confident raising our full year guidance. Even with some of the challenges in the global environment, our people continue to show resilience and stay focused on delivering for our customers. With the strategy we have in place and the dedication of our teams, I feel very good about where we’re headed.”

QUARTERLY RESULTS

Net sales

Net sales of $373.9 million for the three months ended December 31, 2025 increased $64.6 million, or 21%, as compared to the three months ended December 31, 2024. Animal Health increased $60.6 million, Mineral Nutrition increased $5.7 million, and Performance Products decreased $1.6 million.

Animal Health

Net sales of $290.0 million for the three months ended December 31, 2025 increased $60.6 million, or 26%. Net sales of MFAs and other increased $51.8 million, or 34%, due to incremental revenues of $57.5 million from sales of products from the MFA portfolio acquired on October 31, 2024, partially offset by the timing of purchases by a large customer.

Net sales of nutritional specialty products increased $4.3 million, or 9%, primarily due to increased North American demand for dairy.

Net sales of vaccines increased $4.5 million, or 13%, primarily due to continued growth of poultry products in Latin America and an increase in international demand, particularly in Southeast Asia.

Mineral Nutrition

Net sales of $68.9 million for the three months ended December 31, 2025 increased $5.7 million, or 9%, due to an increase in demand for trace minerals and zinc.

Performance Products

Net sales of $15.0 million for the three months ended December 31, 2025 decreased $1.6 million, or 10%, as a result of lower demand for the ingredients used in personal care products.

Gross profit

Gross profit of $132.7 million for the three months ended December 31, 2025 increased $30.8 million, or 30%, as compared to the three months ended December 31, 2024. Gross margin increased 260 basis points to 35.5% of net sales for the three months ended December 31, 2025, as compared to 32.9% for the three months ended December 31, 2024. The comparison of gross profit to the prior year includes a net decrease of $0.8 million for acquisition-related cost of goods sold related to the purchase accounting for the MFA acquisition. Excluding this purchase accounting item, gross profit increased $30.0 million, or 29%, and gross margin increased 220 basis points to 35.7% of net sales due to increased sales, favorable product mix, and increases in average selling prices, partially offset by higher input and distribution costs and the unfavorable impact of changes in foreign currency exchange rates.

Animal Health gross profit, excluding the purchase accounting item discussed above, increased $29.8 million, primarily driven by increased sales, favorable product mix, and increases in average selling prices, partially offset by higher input and distribution costs and the unfavorable impact of changes in foreign currency exchange rates. Mineral Nutrition gross profit increased $0.8 million, driven by increased sales volume. Performance Products gross profit decreased $0.6 million, primarily as a result of lower demand.

Selling, general and administrative expenses (“SG&A”)

SG&A of $82.3 million for the three months ended December 31, 2025 increased $6.0 million, or 8%, as compared to the three months ended December 31, 2024. SG&A for the three months ended December 31, 2025 included $3.6 million of costs associated with Phibro Forward income growth initiatives, $0.2 million for acquisition-related costs, and $0.2 million of stock-based compensation expense related to awards granted to certain named executive officers in fiscal year 2024. SG&A for the three months ended December 31, 2024 included $8.8 million of acquisition-related costs, $1.7 million of costs associated with Phibro Forward income growth initiatives, and $0.2 million of stock-based compensation expense, partially offset by $1.3 million related to an insurance settlement gain. Excluding these items, SG&A increased $11.4 million, or 17%.

Animal Health SG&A, excluding the non-recurring Animal Health related items discussed above, increased $7.1 million, primarily due to an increase in employee-related costs due in part to the incremental headcount added as part of the MFA acquisition. Mineral Nutrition SG&A increased $0.2 million, and Performance Products SG&A increased $0.4 million. Corporate costs, excluding the non-recurring Corporate related items discussed above, increased $3.7 million due to an increase in employee-related costs.

Interest expense, net

Interest expense, net of $11.8 million for the three months ended December 31, 2025 increased $2.8 million, as compared to the three months ended December 31, 2024, due to higher average debt levels associated with the financing of the MFA acquisition, as well as the expiration of a favorable interest rate swap agreement on $300.0 million of notional debt principal.

Foreign currency losses, net

Foreign currency losses, net for the three months ended December 31, 2025 were $2.1 million, as compared to $11.7 million of net losses for the three months ended December 31, 2024. Current period gains/losses were driven by fluctuations in certain currencies related to the U.S. dollar, most prominently, in the Argentine Peso and the Israeli New Shekel. Prior year period losses were driven in large part by fluctuations in the Brazil Real.

Provision for income taxes

The provision for income taxes was $9.0 million and $1.7 million for the three months ended December 31, 2025 and 2024, respectively. The effective income tax rate was 24.6% and 34.2% for the three months ended December 31, 2025 and 2024, respectively.

The effective income tax rate in the current year was higher than the federal statutory rate of 21% due to the impact of Global Intangible Low-Tax Income tax expense and state and local income taxes. The provision for income taxes in the current year was also impacted by other taxes, primarily driven by the mix of foreign income.

The effective income tax rate in the current period included among other items (i) a $0.2 million expense from changes in uncertain tax positions related to prior years and (ii) certain other charges, including acquisition-related costs, foreign currency losses, and certain stock-based compensation, which had lower tax rates. The effective income tax rate in the prior year included (i) various exchange rate losses, (ii) changes in uncertain tax positions related to prior years, and (iii) certain other charges, including acquisition-related costs. Excluding these items, the effective income tax rate was 23.7% and 26.3% for the three months ended December 31, 2025 and 2024, respectively.

Net income

Net income of $27.5 million for the three months ended December 31, 2025 increased $24.3 million, as compared to net income of $3.2 million for the three months ended December 31, 2024. Operating income increased $24.8 million, driven by favorable gross profit, partially offset by higher SG&A. Gross profit increased $30.8 million primarily as a result of higher sales in the Animal Health segment, driven in part by incremental revenues associated with sales from the MFA portfolio acquired on October 31, 2024. SG&A increased $6.0 million due to higher employee-related costs and a net increase of $1.9 million of costs associated with Phibro Forward income growth initiatives. Interest expense, net increased $2.8 million due to higher debt levels, due in part to the financing of the MFA acquisition and the expiration of an interest rate swap agreement. Foreign currency losses, net decreased $9.6 million. Income tax expense increased $7.3 million.

Adjusted EBITDA

Adjusted EBITDA of $68.1 million for the three months ended December 31, 2025, increased $19.9 million, or 41%, as compared to the three months ended December 31, 2024. Animal Health Adjusted EBITDA increased $24.0 million due to higher sales and gross profit, partially offset by increased SG&A. Mineral Nutrition Adjusted EBITDA increased $0.7 million, due to higher sales and gross profit. Performance Products Adjusted EBITDA decreased $1.1 million due to lower sales and higher SG&A. Corporate expenses increased $3.7 million due to higher employee-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended December 31, 2025 and 2024, were 23.7% and 26.3%, respectively.

Adjusted net income

Adjusted net income of $35.7 million for the three months ended December 31, 2025 increased $13.5 million, or 60%, as compared to the prior year period. The increase was driven by higher gross profit, partially offset by higher SG&A expenses and higher interest expense. The higher gross profit resulted from higher sales. SG&A expenses increased due to higher employee-related costs. Interest expense increased due to higher debt levels associated with the financing of the MFA acquisition and the expiration of an interest rate swap agreement.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.87 for the quarter, an increase of $0.32, or 58%, as compared to the adjusted diluted earnings per share of $0.55 in the prior year period.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $47.3 million for the twelve months ended December 31, 2025 (Free cash flow equals cash flow from operating activities less capital expenditures).
●	3.1x gross leverage ratio as of December 31, 2025
-$737.0 million total debt
-$234.8 million Adjusted EBITDA for the twelve months ended December 31, 2025
-Cash and short-term investments of $74.5 million as of December 31, 2025

FISCAL YEAR 2026 FINANCIAL GUIDANCE

Our updated fiscal year 2026 financial guidance is as shown below. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.45 billion to $1.50 billion, 14% growth
●	Net income of $85 million to $95 million, 86% growth
●	Diluted EPS of $2.08 to $2.32, 85% growth
●	Adjusted EBITDA of $245 million to $255 million, 36% growth
●	Adjusted net income of $120 million to $127 million, 45% growth
●	Adjusted diluted EPS of $2.93 to $3.10, 44% growth
●	Adjusted effective tax rate of ~25%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2026.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, February 5, 2026
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking

Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2025	2024	Change		2025	2024	Change

	(in millions, except per share amounts and percentages)
Net sales	$373.9	$309.3	$64.6	21%	$737.8	$569.7	$168.1	30%
Cost of goods sold	241.3	207.4	33.9	16%	485.4	384.3	101.0	26%
Gross profit	132.7	101.9	30.8	30%	252.4	185.4	67.1	36%
Selling, general and administrative expenses	82.3	76.3	6.0	8%	150.9	142.1	8.7	6%
Operating income	50.3	25.5	24.8	97%	101.6	43.2	58.4	*
Interest expense, net	11.8	9.0	2.8	31%	23.8	16.6	7.2	43%
Foreign currency losses, net	2.1	11.7	(9.6)	(82)%	5.1	12.1	(7.1)	(58)%
Income before income taxes	36.4	4.8	31.6	*	72.7	14.5	58.2	*
Provision for income taxes	9.0	1.7	7.3	*	18.7	4.3	14.4	*
Net income	$27.5	$3.2	$24.3	*	$54.0	$10.2	$43.8	*

Net income per share
basic	$0.68	$0.08	$0.60	*	$1.33	$0.25	$1.08	*
diluted	$0.67	$0.08	$0.59	*	$1.32	$0.25	$1.07	*

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	41.0	40.7			40.9	40.6

Ratio to net sales
Gross profit	35.5%	32.9%			34.2%	32.5%
Selling, general and administrative expenses	22.0%	24.7%			20.4%	24.9%
Operating income	13.5%	8.3%			13.8%	7.6%
Income before income taxes	9.7%	1.6%			9.9%	2.5%
Net income	7.3%	1.0%			7.3%	1.8%
Effective tax rate	24.6%	34.2%			25.7%	29.7%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2025	2024	Change		2025	2024	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$202.1	$150.3	$51.8	34%	$397.3	$258.2	$139.1	54%
Nutritional specialties	50.2	45.9	4.3	9%	98.4	88.6	9.8	11%
Vaccines	37.6	33.2	4.5	13%	77.7	65.2	12.5	19%
Animal Health	290.0	229.4	60.6	26%	573.4	411.9	161.5	39%
Mineral Nutrition	68.9	63.3	5.7	9%	131.9	122.3	9.6	8%
Performance Products	15.0	16.6	(1.6)	(10)%	32.4	35.4	(3.0)	(8)%
Total	$373.9	$309.3	$64.6	21%	$737.8	$569.7	$168.1	30%

Adjusted EBITDA
Animal Health	$82.2	$58.2	$24.0	41%	$157.0	$98.6	$58.5	59%
Mineral Nutrition	6.4	5.7	0.7	12%	10.9	9.5	1.4	15%
Performance Products	0.8	1.9	(1.1)	(56)%	2.4	4.2	(1.7)	(42)%
Corporate	(21.3)	(17.6)	(3.7)	21%	(40.4)	(33.4)	(7.1)	21%
Total	$68.1	$48.2	$19.9	41%	$129.9	$78.8	$51.1	65%

Ratio to segment net sales
Animal Health	28.3%	25.4%			27.4%	23.9%
Mineral Nutrition	9.2%	9.0%			8.3%	7.7%
Performance Products	5.5%	11.4%			7.5%	11.8%
Corporate(1)	(5.7)%	(5.7)%			(5.5)%	(5.9)%
Total(1)	18.2%	15.6%			17.6%	13.8%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$27.5	$3.2	$24.3	*	$54.0	$10.2	$43.8	*
Interest expense, net	11.8	9.0	2.8	31%	23.8	16.6	7.2	43%
Provision for income taxes	9.0	1.7	7.3	*	18.7	4.3	14.4	*
Depreciation and amortization	12.9	11.6	1.3	11%	25.7	20.6	5.1	25%
EBITDA	61.1	25.4	35.7	*	122.2	51.7	70.6	*
Acquisition-related cost of goods sold	0.8	1.6	(0.8)	(49)%	2.0	1.6	0.3	20%
Acquisition-related transaction costs	0.2	8.8	(8.6)	(98)%	0.5	12.2	(11.8)	(96)%
Phibro Forward income growth initiatives - SG&A(2)	3.6	1.7	1.9	*	3.6	2.0	1.6	78%
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024	0.2	0.2	—	—%	0.4	0.4	—	—%
Insurance proceeds	—	(1.3)	1.3	*	(3.8)	(1.3)	(2.5)	*
Foreign currency losses, net	2.1	11.7	(9.6)	(82)%	5.1	12.1	(7.1)	(58)%
Adjusted EBITDA	$68.1	$48.2	$19.9	41%	$129.9	$78.8	$51.1	65%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2025	2024	Change		2025	2024	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$27.5	$3.2	$24.3	*	$54.0	$10.2	$43.8	*
Acquisition-related depreciation(1) (3)	1.7	0.4	1.2	*	3.3	0.4	2.8	*
Acquisition-related intangible amortization(1)	1.1	1.6	(0.5)	(29)%	2.2	3.2	(1.0)	(31)%
Acquisition-related intangible amortization(2)	0.6	0.6	0.0	2%	1.2	1.2	(0.0)	(0)%
Acquisition-related cost of goods sold(1)	0.8	1.6	(0.8)	(49)%	2.0	1.6	0.3	20%
Acquisition-related transaction costs(2)	0.2	8.8	(8.6)	(98)%	0.5	12.2	(11.8)	(96)%
Insurance proceeds(2)	—	(1.3)	1.3	*	(3.8)	(1.3)	(2.5)	*
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024(2)	0.2	0.2	—	—%	0.4	0.4	—	—%
Phibro Forward income growth initiatives - SG&A(2)	3.6	1.7	1.9	*	3.6	2.0	1.6	78%
Refinancing expense(4)	—	—	—	*	—	2.0	(2.0)	*
Foreign currency losses, net(5)	2.1	11.7	(9.6)	(82)%	5.1	12.1	(7.1)	(58)%
Adjustments to income taxes(3) (6)	(2.1)	(6.3)	(4.2)	66%	(2.8)	(7.8)	(5.0)	64%
Adjusted net income(3)	$35.7	$22.3	$13.5	60%	$65.6	$36.3	$29.2	80%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1) (3)	$237.6	$203.7	$33.9	17%	$477.9	$379.0	$98.9	26%
Adjusted gross profit(3)	136.3	105.5	30.8	29%	259.9	190.7	69.2	36%
Adjusted selling, general and administrative(2)	77.7	66.3	11.4	17%	149.0	127.5	21.5	17%
Adjusted interest expense, net(4)	11.8	9.0	2.8	31%	23.8	14.7	9.1	62%
Adjusted income before income taxes	46.8	30.2	16.6	55%	87.1	48.4	38.7	80%
Adjusted provision for income taxes(3) (6)	11.1	8.0	3.1	40%	21.5	12.1	9.4	78%
Adjusted net income(3)	$35.7	$22.3	$13.5	60%	$65.6	$36.3	$29.2	80%

Adjusted net income per share
diluted(3)	$0.87	$0.55	$0.32	58%	$1.60	$0.89	$0.71	80%

Weighted average common shares outstanding
diluted	41.0	40.7			40.9	40.6

Ratio to net sales
Adjusted gross profit(3)	36.5%	34.1%			35.2%	33.5%
Adjusted selling, general and administrative	20.8%	21.4%			20.2%	22.4%
Adjusted income before income taxes(3)	12.5%	9.8%			11.8%	8.5%
Adjusted net income(3)	9.6%	7.2%			8.9%	6.4%
Adjusted effective tax rate(3)	23.7%	26.3%			24.7%	25.0%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)

Adjusted cost of goods sold excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets, acquisition-related intangible amortization, and acquisition-related cost of goods sold.

(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, stock-based compensation related to awards granted to certain named executive officers in fiscal year 2024, and costs associated with Phibro Forward income growth initiatives, and insurance proceeds.

(3)

Current year presentation of adjusted net income excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets. Prior year periods have been adjusted to conform to current year presentation.

(4)

Refinancing expense includes third-party costs and the write-off of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024. Adjusted interest expense, net excludes refinancing expense.

(5)	Foreign currency losses, net, are excluded from adjusted net income.

(6) Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com